UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012

Command Security Corporation

(Exact name of registrant as specified in its charter)

New York	0-18684	14-1626307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1133 Route 55, Suite D, Lagrangeville, New York		12540
(Address of principal executive offices)		(Zip Code)

(845) 454-3703

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On July 17, 2012, Command Security Corporation (the “Company”) announced to its employees the upcoming consolidation and relocation of its corporate headquarters to Herndon, Virginia. Currently, the Company has three separate offices in Lagrangeville, New York; Parsippany, New Jersey and Rockville Centre, New York. The decision to consolidate and relocate was approved by the Board of Directors (the “Board”) following a thorough review of recommendations made by a real estate consulting firm hired by the Company. The main reasons driving the decision are: (1) a desire to locate all corporate staff together for improved communication and process; (2) a desire to locate headquarters near a major transportation hub; (3) proximity to our strategic markets; (4) competitive office rents, operating expenses, personnel and living costs; and (5) a desire to locate in a strong population center to attract employees within the security industry. The Board believes this move will enhance the Company’s financial and operational effectiveness and improve cohesiveness, cost-effectiveness and focus in the Company.

The Company is in the final stages of lease negotiations for the new space with an anticipated move date of November 1, 2012. While the Company is unable to determine the ultimate impact of the consolidation and relocation at this time, it estimates that initial costs could range from one to two million dollars, depending primarily on personnel decisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMAND SECURITY CORPORATION

Date: July 17, 2012	By:	/s/ Barry Regenstein
	Name: Title:	Barry Regenstein President and Chief Financial Officer